     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
SUPPLEMENT NO. 1 TO OFFER LETTER
TO ALL HOLDERS OF WARRANTS
TO PURCHASE COMMON STOCK OF
INDIA GLOBALIZATION CAPITAL, INC.
DATED NOVEMBER 24, 2008

THE OFFER HAS BEEN EXTENDED. THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON
TUESDAY, JANUARY 6, 2009, UNLESS THE
OFFER IS FURTHER EXTENDED.

     This Supplement (this “Supplement”) supplements and amends the Offer Letter, dated November 24, 2008 (as hereby and as it may be further supplemented or amended from time to time, the “Offer to Purchase”) and the related Letter of Transmittal as it may be further supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) of India Globalization Capital, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”).

     The Company has extended the Expiration Date of the Offer to 5:00 p.m., New York City time, on Tuesday, January 6, 2009, unless further extended.

     Amendments to the Offer to Purchase

IMPORTANT PROCEDURES

     The fourth full paragraph on page 3 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “Common Stock and Public Warrants are listed on the NYSE Alternext US under the symbols IGC and IGC.WS, respectively. On November 21, 2008, the last reported sale prices of such securities were $1.19 and $0.09, respectively. The Company also has a current trading market for its units. One unit consists of one share of Common Stock and two Pubic Warrants with each Public Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $5.00 (a ‘‘Unit’’). The Units also trade on the NYSE Alternext US under the symbol IGC.U and on November 21, 2008, the last reported sale price was $0.87. All of the currently outstanding publicly traded Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer (For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (the ‘‘Client Letter’’)).”

INTRODUCTION

     The fifth full paragraph on page 7 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “The Company’s Warrants and Common Stock are listed on the NYSE Alternext US under the symbols IGC.WS and IGC, respectively. On November 21, 2008, the last reported sale prices of the Warrants and Common Stock were $1.19 and $0.09 respectively. The Company’s Units also trade on the NYSE Alternext US under the symbol IGC.U and the last reported sales price of the Units on November 21, 2008 was $0.87.”

RESCISSION RIGHTS

     The first full paragraph under the heading “Rescission Rights” on page 11 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3. Notwithstanding the foregoing, tenders of Warrants may also be rescinded if the Company has not accepted the Warrants for tender by the fortieth business after the initial commencement of the Offer.”

PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

     The first full paragraph under the heading “Price Range of Common Stock, Warrants and Units” on page 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “The Warrants and Common Stock are listed on the NYSE Alternext US under the symbols IGC.WS and IGC, respectively. On November 21, 2008, the last reported sale prices of the Warrants and Common Stock were $1.19 and $0.09, respectively. The Company also has a current trading market for its Units. The Units also trade on the NYSE Alternext US under the symbol IGC.U and on November 21, 2008 (the last date on which trades in the Units were consummated) the closing sale price of the Units was $0.87.”

     The third full paragraph under the heading “Price Range of Common Stock, Warrants and Units” on page 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the NYSE Alternext US.”

FINANCIAL INFORMATION REGARDING THE COMPANY.

     Section 9 on page 15 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

“9. FINANCIAL INFORMATION REGARDING THE COMPANY.

     The summary historical consolidated financial data set forth below is derived from the audited consolidated financial statements of IGC for the years ended March 31, 2008 and 2007, the six months ended September 30, 2008 and the six month ended 2007. The consolidated financial statements do not reflect the operating results of Sricon and TBL prior to the acquisition. However, for comparative purposes, the combined statement of operations for the two acquired companies are presented as the “Combined Predecessors” for the six month period ended September 30, 2007. The summary historical financial data for the periods ended September 30, 2008 and 2007 are derived from our unaudited consolidated financial statements, and have been prepared on the same basis as the audited consolidated financial statements referred to above and, in the opinion of management, include all significant normal, recurring adjustments necessary to state fairly the data included therein in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Interim results are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

     The selected financial data presented below should be read in conjunction with the Company’s consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Post-

Effective Amendment on Form S-1 declared effective November 12, 2008, Form 10-K for the years ending 2008 and 2007, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which are all hereby incorporated by reference. The full text of all such filings with the Securities and Exchange Commission (“SEC”) referenced above, as well as the other documents the Company has filed with the SEC prior to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Consolidated Statement of Operations Information:

			Combined
			Predecessor
	Six Months	Six Months	Six Months	Year	Year
	Ended	Ended	Ended	Ended	Ended
	September	September	September	March 31	March 31
	30, 2008	30, 2007	30, 2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues:	$28,427,252	$	$10,106,421	$2,188,018
Cost of revenue:	(21,045,950)		(7,141,827)	(1,783,117)
Gross Profit	7,381,302		2,964,594	404,901
Total operating expenses	(2,556,565)	(384,528)	(1,139,180)	(6,191,642)	(765,047)
Operating income
(loss)	4,824,737	(384,528)	1,825,414	(5,786,741)	(765,047)
Total net interest and
other income (expense)	(615,686)	456,463	2,045,981	471,697	3,067,902
Income (loss) before
provision for income taxes	4,209,051	71,935	3,871,395	(5,315,044)	2,302,855
(Provision) benefit for
income taxes	(1,362,605)	(24,604)	(410,438)	(76,089)	(784,858)
Provision for Dividend on
Preference Stock and its Tax			(78,340)	171,084	-
Minority interest	(1,487,203)			4,780	-
Net income (loss)	$1,359,243	$47,331	$3,382,617	$(5,215,270)	$1,517,997
Weighted average number
of shares outstanding:
Basic	8,780,107	13,974,500		8,570,107	13,974,500
Diluted	8,780,107	13,974,500		8,570,107	13,974,500
Net income per share:
Basis	$0.15	$0.00		(0.61)	0.11
Diluted	$0.15	$0.00		(0.61)	0.11

Consolidated Balance Sheet Information:

	September	March 31,	March 31,
	30, 2008	2008	2007
	(audited)	(audited)	(audited)
Cash and cash equivalents	$2,478,131	$8,397,441	1,169,422
Accounts Receivable	13,057,496	8,708,861	-
Inventories	1,782,012	1,550,080	-
Investments held in Trust Fund			66,104,275
Convertible debenture in MBL		3,000,000	3,000,000
Property and equipment, net	7,710,522	7,337,361
Build, Operate and Transfer
(BOT under Progress)	3,032,702	3,519,965	-
Total Assets	60,743,639	67,626,973	70,686,764
Total current liabilities	15,647,574	17,384,058	5,000,280
Long-term debt, net of
current portion	1,533,067	1,212,841
Total stockholders’ equity	26,730,681	27,326,056	52,923,699

	Book value per share:
			3.04
	Basic		$ (a )
			3.04
	Diluted		(b )
____________________

(a)	Based on 8,780,107 shares of common stock outstanding.

(b)	Based on 8,780,107 shares of common stock outstanding; excludes the potentially dilutive effect of outstanding warrants and underwriter’s purchase option for the purchase of an aggregate of 24,874,000 shares of common stock, the exercise prices of which are in excess of the book value per share of the Company.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The first full paragraph under the heading “U.S. Federal Income Tax Consequences” on page 11 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “The following is a summary of material U.S. federal income tax consequences to Holders (as defined below): (a) who acquire Common Stock in exchange for Warrants and, in the case of the Cash Payment Exchange (as defined below) the additional Cash Payment pursuant to this Offer; and (b) of their subsequent ownership and disposition of Common Stock so acquired. This summary provides only a general discussion and does not represent a complete analysis of all U.S. federal income tax consequences of the acquisition of the Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment or subsequent ownership and disposition of Common Stock so acquired, many of which may depend upon the individual facts and circumstances of a particular Holder. Therefore, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any Holder. Holders should consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition of Common Stock in exchange for Warrants and, in the case of a Cash Payment Exchange, the Cash Payment pursuant to this Offer and the subsequent ownership and disposition of the Common Stock so acquired.”

ADDITIONAL INFORMATION; MISCELLANEOUS

     The second full paragraph under the heading “Additional Information; Miscellaneous” on page 22 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer, or the acceptance of Warrants tendered pursuant to the Offer, is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law and, to the extent necessary, to extend the time period that Holders in such jurisdiction have to respond to the Offer. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made in that jurisdiction. Notwithstanding that the Offer will not be made in that jurisdiction, the Company understands that it has an obligation to make the Offer to all Holders.”

     Holders that have previously validly tendered (and not withdrawn) their Warrants pursuant to the Offer are not required to take any further action to receive the shares of the Company’s Common Stock for any such Warrants tendered pursuant to the Offer, unless they wish to withdraw their Warrants. Holders that wish to withdraw their Warrants must follow the procedures set forth in Section 3 of the Offer to Purchase.

     Except as set forth in this Supplement, the terms and conditions of the Offer remain as set forth in the Offer to Purchase and the Letter of Transmittal. This Supplement should be read in connection with the Offer to Purchase and the Letter of Transmittal. Unless otherwise indicated, capitalized terms used in this Supplement have the same meanings given to them in the Offer to Purchase.

INDIA GLOBALIZATION CAPITAL, INC.

     December 19, 2008

THE DEPOSITARY FOR OUR OFFER IS:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE 8TH FLR
NEW YORK, NY 10004
BY FACSIMILE TRANSMISSION:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FACSIMILE: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536
THE INFORMATION AGENT FOR OUR OFFER IS:

MORROW & CO., LLC
470 WEST AVENUE
STAMFORD, CT 06902
(203) 658-9400
igc.info@morrowco.com
Banks and Brokerage Firms, Please Call: (800) 662-5200
Holders, Please Call Toll Free: (800) 607-0088
ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION
AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.
REQUESTS FOR ADDITIONAL COPIES OF THIS SUPPLEMENT, THE OFFER LETTER, THE
LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE
DIRECTED TO THE INFORMATION AGENT